Exhibit 14.3

CHINA UNITED INSURANCE SERVICE, INC.
CONFLICT OF INTEREST POLICY

Policy Effective Date: March 15th, 2019

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INTRODUCTION

China United Insurance Service and its business units, subsidiaries, and affiliated entities, including, without restriction, Law Insurance Broker Co., LTD (“Law Broker”) and Law Anhou Insurance Agency CO., LTD (“Anhou”) (collectively, “CUIS” or the “Company”) are committed to achieving the highest standard of professionalism and ethical conduct and to comply with US securities laws and regulations and all other applicable laws.

In furtherance of this mission, and as a CUIS employee, it is your obligation to act in the Company’s best interests and to exercise sound judgment, free from your personal interests or divided loyalties. A conflict of interest exists when personal activities or relationships interfere (or appear to interfere) with your objectivity and judgment in doing what is best for the Company. The purpose of this Conflict of Interest Policy (the “Policy”) is to help you identify and deal with situations that may give rise to a potential conflict of interest or the appearance of a conflict of interest.

TO WHOM DOES THIS CONFLICT OF INTEREST POLICY APPLY?

This Policy applies to all directors, officers and employees of CUIS wherever they are located, as well as any third-party agents who act on the Company’s behalf (collectively, “Associates”).

Failure to comply with this Policy - including failure to disclose a conflict that exists prior to employment or arises during the course of employment, submission of an incomplete, inaccurate or misleading disclosure, failure to report any changes to an already disclosed conflict or the failure to comply with a condition or resolution developed to address a conflict - may result in disciplinary action up to and including termination, as permitted by local law.

WHAT IS A CONFLICT OF INTEREST?

A conflict of interest occurs when your outside interests, including financial or personal interests, conflict (or appear to conflict) with the Company’s interests or your performance of work-related duties. As an Associate, you should always act in the best interest of the Company and you should not allow outside interests to influence your execution of your duties. You should never use your position within the Company, or use the Company’s relationship with any third party, including with clients, customers, agents, vendors, contractors, or other business partners (“Related Parties”), for private gain or to obtain benefits for yourself, your family members or friends.

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WHAT ARE EXAMPLES OF CONFLICTS OF INTEREST?

It is not possible to list every situation that may result in a conflict of interest. This Policy spells out some of the most common situations that create a conflict of interest or the appearance of one. Local customs and practices may give rise to unique situations not described in this Policy, but still create a conflict of interest. As an Associate, you must avoid any type of conflict and identify those situations that create – or appear to create – a conflict between your personal benefit or interests and the Company’s interests.

Outside Employment or Services

You must not participate in outside employment or provide services to third parties, such as serving as a consultant, agent, employee, officer, Board of Directors member or advisor, without prior written approval from the Company’s Compliance Department. Working for or providing services for third parties can interfere with your work for the Company and cause a potential conflict of interest.

It is your obligation to identify potential conflict of interests and disclose them to the company’s Compliance Department.

Personal Interest

You should not receive improper personal benefits, or arrange personal benefits for a family member, friend, or business associate, as a result of your employment with the Company. Situations involving impermissible personal benefits include, but are not limited to:

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Unlawful Payments or “Kickbacks”

You should never accept any payments, “kickbacks” or loans of money, in any amount, from a Related Party in exchange for a business opportunity or other benefit from the Company.

Gifts and Entertainment:

You should not accept cash, gifts, entertainment, or services from a Related Party in exchange for business or other benefits from the Company. Nonetheless, occasional business gifts and entertainment (such as food or drink provided for immediate consumption) in connection with day-to-day commercial business discussions or the development of business relationships, in compliance with Company policies, are generally deemed to be acceptable.

For further guidance, please see the Socializing Fee Reporting Rules for details on scope of acceptable gifts and entertainment and the relevant approval procedures.

Business Opportunities

You must never appropriate an outside business opportunity gained through the use of the property, assets, or Company information. You must not take advantage of an opportunity that should belong to the Company for your own personal gain. If you become aware of a business opportunity that might fall within the Company’s business purpose or practice, you must disclose the opportunity to the Company.

You must not sell your goods or services or those of your family members or friends to the Company (beyond the stated or implied scope of your employment) without prior approval. If any such sale is approved, the price paid for those goods or services must not be higher than the Company could pay for similar goods or services in the open market.

In addition, you must refrain from activities, investments, or associations that compete with the Company’s business activities.

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Personal Appropriation of CUIS Property

You should not, without proper authorization, use or permit others to use Company property or services as part of the Company’s legitimate business operations and in the Company’s interest. The unauthorized removal of Company materials, equipment or supplies, or unauthorized use of Company property, is prohibited and may be considered theft.

Misappropriation of CUIS Information

You must never disclose or make available any sensitive or confidential Company information (including but not limited to financial data, trade secrets, future plans) to anyone outside of the Company. Similarly, you may not solicit or use a Related Party’s confidential information obtained through your employment with the Company for your benefit or for the benefit of your family or friends.

Financial Investments and Arrangements

To maintain the Company’s high standards of integrity, you must not hold a substantial financial interest in a customer, insurance carrier or competitor of the Company. If you, or one of your family members (or other close personal relations), holds a significant financial interest in a customer, insurance carrier, or competitor of the Company, you must immediately disclose the financial interest to the Company’s Compliance

Department.

WHAT ARE YOUR RESPONSIBILITIES/OBLIGATION WHEN FACING CONFLICT OF INTEREST?

You should disclose any information regarding a conflict of interest or potential conflict of interest as soon as it becomes known to you. This disclosure obligation extends to knowledge or information of any potential conflict of interest or violation of this policy involving another person associated with the Company.

You are required to promptly speak to, write or otherwise contact your direct supervisor, or, if the conduct involves the direct supervisor, contact the Compliance Department as soon as possible. The information you provide should be as detailed as possible.

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The Company has a policy to encourage all Associates to speak up if they have any concerns. Please refer to the Company’s Code of Conduct for more ways to reach out.

HOW WILL THE COMPANY RESPOND TO OUR REPORTS?

The Compliance Department, in consultation with relevant personnel as appropriate, will determine whether a conflict of interest exists. Conflicts of interest involving the CEO or a Board member will be reported promptly to the Audit Committee Chair.

Management may address conflicts by such measures as implementing procedural safeguards, removing an employee’s discretion in the area of conflict, reassigning job responsibilities, reassigning the employee, or prohibiting participation in the conflicting activity.

NO RETALIATION

The Company prohibits any form of discipline, reprisal, intimidation or retaliation for reporting in good faith a potential conflict of interest or violation of this policy or for cooperating in related investigations.

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